Services Agreement

This SERVICES AGREEMENT, is entered into as of June 9, 2015 (the “Effective Date”), by and between NHS PHARMA SALES INC., a corporation organized and existing under the laws of the State of California (hereinafter referred to as “NHS” or the “Company”) whose legal address is 495 La Tortuga Dr., #120, Vista, CA 92081, and MESA PHARMACY, INC. a corporation organized and existing under the laws of the state of California, (hereinafter referred to as MESA) whose legal address is 18013 Sky Park Circle, Suite D Irvine, CA 92614.

WHEREAS, the parties hereto entered into a Script Processing Service Contract dated December 4, 2014 and a Marketing Company Agreement dated January 26, 2015 (collectively, the “Previous Contracts”);

WHEREAS, the parties hereto agree to cancel, and make null and void the Previous Contracts by entering into this Agreement;

WHEREAS, pursuant to this Agreement, NHS will provide certain pharmacy consulting services to MESA including but not limited to billing services, insurance contract reviews and negotiations, due diligence for mergers and acquisitions, advice and assistance with desk and on-sight insurance audits, marketing, and the promotion of MESA’s products and services in the geographical areas where MESA has viable pharmacy licenses (collectively, the “Services”), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agrees to the following:

1. TERRITORY:

The territory in which NHS is conducting the Services will consist of the United States of America.

2. DUTIES OF NHS

The Services to be provided herein by NHS shall be provided in a professional manner, consistent with prevailing industry standards for such Services. NHS shall devote such time and effort to providing the Services as is reasonably necessary to comply with the terms of this Agreement; provided that NHS shall determine the time allocated to providing the Services and the manner in which the Services are provided. NHS will at all times emphasize and adhere to all regulations and practices, and shall at all times conduct the Services in a professional manner.

3. AGENCY

MESA shall engage NHS as an independent contractor in providing the Services as described herein, and under no circumstances will NHS purport to legally bind MESA in any matter, or hold itself out as an agent with legal authority to bind MESA without MESA’S prior written consent.

4. RULES OF CONDUCT

NHS shall adhere to the following rules of conduct, which include, but are not limited to:

(a) NHS, shall not disparage, denigrate, “run down” or make any negative comments regarding another manufacturer or competitors’ products or services.

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Services Agreement

(b) NHS shall not solicit or sell MESA products and/or accessories, or enter into a type of arrangement, wherein the sale of MESA products is made conditional in any way on a user’s purchase of another company’s products.

(c) NHS shall at all times maintain a professional appearance and shall not perform any of his duties set forth in this Agreement, while intoxicated in any manner or under the influence of any illegal drug.

(d) NHS shall comply with all applicable laws while performing the Services. The parties will execute a Business Associate Addendum, to address any protected health information to which NHS, and the NHS Groups, may require access to perform its duties under this Agreement.

(e) Under no circumstances shall the NHS, and/or the NHS Groups market, sell or demonstrate MESA products and accessories together with any after-market product that has not been approved by MESA.

(f) NHS understands and agrees that any failure to enforce the paragraphs contained in section 5 of this Agreement is not to be considered a waiver of MESA’s rights hereunder and NHS, and each NHS representative, and NHS Group, hereby waives any right to the defense of waiver.

Any violation of any of the above provisions shall be grounds for immediate termination of this Agreement by MESA.

5. PERSONNEL

NHS shall not use any person to perform any duties under this Agreement, unless said person has completed all the following:

(a) Successfully passed the MESA Presentation and Product Training Course, and any other tests or courses deemed necessary to perform the duties as provided herein.

(b) Received MESA’s prior approval.

If any person employed by, or affiliated with NHS performs any duties not approved by MESA, NHS shall waive its right to receive commissions and MESA shall have the right to immediately terminate this Agreement. NHS agrees and understands that MESA may, at any time, request that a member of NHS, and/or any of the NHS Groups, take and successfully complete educational courses in order to perform the Services.

6. USE OF INFORMATION

Only approved information, and terms and conditions by MESA will be used in any advertising, sales promotions, solicitation and other duties set forth in this Agreement. NHS will not undertake to design or re-engineer MESA products and/or accessories, or advise any person on any technical specification, training practices, bulletins, or accepted practices of MESA.

IN THE EVENT NHS ADVISES ANY PERSON CONTRARY TO MESA POLICIES, SPECIFICATIONS, TERMS AND CONDITIONS OR PROCEDURES CONCERNING MESA’S PRODUCT LINE, OR THE PROPER USE OF MESA’S PRODUCTS, OR INDUCES ANY PERSON TO USE OR APPLY MESA’S PRODUCTS BY MISREPRESENTATION OF THE PRODUCT, ITS CHARACTERISTICS, USE, COST, AVAILABILITY, SAFETY OR APPLICATIONS, NHS SHALL INDEMNIFY, DEFEND, PAY, SAVE AND HOLD MESA HARMLESS FROM ANY AND ALL CLAIMS, COSTS, JUDGEMENTS, AND DAMAGES, INCLUDING REASONABLE ATTORNEY’S FEES AND EXPENSES OF COUNSEL, WHICH ARE INCURRED AS A DIRECT OR INDIRECT CONSEQUENCE THEREOF.

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Services Agreement

7. FLAT FEE FOR SERVICES

Subject to the terms and conditions of this Agreement, NHS will receive a flat fee for the Services in accordance with the following schedule:

(a) NHS will receive a flat fee for the Services performed hereunder. The flat fee shall be paid via wire transfer or check in accordance with the following schedule:

10-Jun-15	$1,000,000
20-Jun-15	$2,000,000
5-Jul-15	$2,250,000
20-Jul-15	$2,500,000
5-Aug-15	$2,750,000
20-Aug-15	$3,000,000
5-Sep-15	$3,500,000
20-Sep-15	$3,750,000
5-Oct-15	$4,500,000
20-Oct-15	$5,000,000
5-Nov-15	$5,500,000
20-Nov-15	$6,250,000
5-Dec-15	$6,500,000
20-Dec-15	$6,500,000
5-Jan-16	$6,500,000
20-Jan-16	$6,500,000
5-Feb-16	$6,500,000
20-Feb-16	$6,500,000
5-Mar-16	$6,500,000
20-Mar-16	$6,500,000
5-Apr-16	$6,500,000
20-Apr-16	$6,500,000
5-May-16	$6,500,000
20-May-16	$6,500,000
Total=	$120,000,000

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Services Agreement

(b) The parties intend that the flat fee due under this Agreement shall be consistent with applicable laws. The compensation set forth herein is based on an agreement of the parties as to the fair market value for the Services. The parties have made such investigation as is necessary to satisfy themselves as to the appropriateness of the levels of compensation. To the extent that any change in law, regulation or judicial interpretation of applicable law would render any element of compensation hereunder to be illegal, upon the request of either party, the parties shall confer promptly to negotiate an adjustment to the relevant element of compensation or modification of the Services to conform to the law

(c) NHS, shall be responsible for the payment of all expenses that it incurs in the provision of the Services and all taxes, whether based on income, payroll or otherwise, that may be imposed on the commissions paid hereunder. MESA shall have no obligation to reimburse or pay any expenses on behalf of NHS, and/or the NHS Groups, unless approved by MESA prior to such expenditure.

8. TRADE SHOWS AND CONVENTIONS

NHS may from time to time attend national trade shows, meetings or training programs if requested or authorized by MESA.

9. TECHNICAL SUPPORT AND INSURANCE

NHS shall provide technical and training support and insurance as needed.

10. SUBCONTRACTING OR ASSIGNMENT

It is agreed that subcontracting or assignment of this Agreement may happen only by the mutual written consent of the parties. Under no circumstances will NHS subcontract, assign, delegate or otherwise have any person or entity perform any of the duties and obligations of NHS under this Agreement without MESA’s express written consent.

11. GOVERNING LAW AND DISPUTES

This Agreement shall be deemed to have been made in California and shall be governed and construed in accordance with the laws of the State of California.

Should a disagreement arise over any of the provisions relating to this Agreement, NHS and MESA shall first meet to make a good faith effort to settle any dispute. If this meeting is unsuccessful, both parties hereby agree that any unresolved dispute shall be settled by arbitration under the applicable rules of the American Arbitration Association, and both parties agree to be bound by the decision of the arbitrator and to pay their proportionate fees as required under the rules. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

12. TERM

This Agreement shall be effective as of the Effective Date, and the term of this Agreement shall be for one year (the “Term”), terminating on June 5, 2016 (“Termination Date”).

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13. TERMINATION

Except as otherwise specified herein:

(a) Termination for Cause by Either Party. Except as provided in Sections (b) and (c) below, either party may terminate this Agreement for cause upon written notice to the other party specifying the nature of the alleged breach of this Agreement. For purposes of this Agreement, “cause” shall be construed to mean a material breach of an obligation to be performed hereunder, that is not cured within thirty (30) days or for which reasonable steps to cure are not undertaken and diligently and continuously pursued if such cure cannot reasonably be achieved during such thirty (30) day period.

(b) Bankruptcy. Either party may terminate this Agreement effective immediately upon written notice, if the other party files a petition in bankruptcy, is adjudicated bankrupt, or takes advantage of the insolvency laws of any jurisdiction, makes an assignment for the benefit of creditors, is voluntarily or involuntarily dissolved, or has a receiver, trustee, or other court officer appointed with respect to its property.

(c) Violation of Law. Either party may terminate this Agreement immediately upon written notice, if the other party is operating in violation of any law that governs this Agreement unless the parties are unable to negotiate an adjustment to the compensation or modification to the Services in accordance with Section 3.3 to conform to the requirements of the law and address all legal obligations related to the violation.

(d) Termination without Cause. Either party may terminate this Agreement without cause upon giving thirty (30) days’ written notice to the other party.

(e) Effects of Termination. Upon termination of this Agreement, as provided herein, neither party shall have any further obligations hereunder except for (a) obligations accruing prior to the date of termination, and (b) obligations, promises, or covenants contained herein that are expressly made to extend beyond the Term of this Agreement. The termination of the Agreement shall not relieve either party of duties or obligations to promptly account for and pay to the other all amounts due under this Agreement through the date of such termination; provided that in the event of a termination in accordance with section (c) above, the parties’ obligations shall be limited by conformity to applicable law, i.e., neither party shall be entitled to performance of any obligation or payment of any amount that would constitute a violation of law.

14. CONFIDENTIALITY

The parties understand and acknowledge that during the Term of this Agreement they may receive or have access to information of a proprietary and confidential nature concerning the other party or the subject matter of this Agreement. “Confidential Information” shall mean all information designated in writing by a party to be confidential and all information concerning a party that is not otherwise publicly available, including but not limited to contents of any of the products, computer codes, software applications, customer names, and pricing information. The parties shall use Confidential Information of the other solely for the purposes of this Agreement and enforce appropriate restrictions on their authorized employees or agents who need to know such information to carry out the terms of this Agreement. Upon the termination of this Agreement, each party will deliver to the other party any Confidential Information of the other, whether delivered or created pursuant to this Agreement. No party shall retain any of the other party’s Confidential Information, and upon written request, shall certify in writing to the return or destruction of such Confidential Information. This covenant concerning Confidential Information shall survive the termination of this Agreement for a period of two (2) years.

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15. ENTIRE AGREEMENT

This Agreement sets forth the entire understanding and agreements of the parties hereto with respect to the subject matter hereof and supersedes all other representations and understandings both written and oral. Additionally, the parties hereto agree to cancel, and make null and void the Previous Contracts as of the Effective Date of this Agreement. This Agreement may be altered or modified only in writing and signed by all parties hereto.

16. NOTICES

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt request, or if sent by a well-recognized private delivery service or if personally delivered to, or if sent by fax or electronic mail with the original thereby sent by a means as specified below:

If to NHS:
NHS Pharma Sales Inc.
495 La Tortuga Dr., #120 Vista, CA 92081
Attn: Charles Ronald Green, Jr.
Fax: 909.666-5300

If to MESA:
Mesa Pharmacy, Inc.
18013 Sky Park Cir, Suite D
Irvine, CA 92614
Attn: Edward Kurtz
Fax: (949) 955-2925

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, courier delivery or personal delivery, or in the case of fax delivery or electronic mail, upon the date of fax receipt or the date of the electronic mail, provided the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt notice, pursuant to notice given in accordance with the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement in Vista, California, as of the Effective Date hereof.

	NHS PHARMA SALES, INC.		MESA PHARMACY, INC.

By:	/s/ Ronald Green	By:	/s/ Edward Kurtz
Print:	Charles Ronald Green, Jr.	Print:	Edward Kurtz
Address:	495 La Tortuga Dr., #120,	Address:	18013 Sky Park Circle, Suite A
	Vista, CA 92081		Irvine, CA 92614

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